Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion in this Annual Report of Fig Publishing, Inc. (the “Company”) on Form 1-K (File No. 24R-00037) of our report dated January 23, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of Fig Publishing, Inc. as of and for the years ended September 30, 2025 and 2024, which report appears in this Annual Report.

/s/ Lear & Pannepacker, LLP

Lear & Pannepacker, LLP
Princeton, New Jersey
January 27, 2026